UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities and Exchange Act of 1934
Date of Report (Dated of earliest event reported): June 30, 2020

HERITAGE FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number 000-29480

Washington			91-1857900
(State or other jurisdiction of incorporation or organization)			(I.R.S. Employer Identification No.)

201 Fifth Avenue SW,	Olympia	WA	98501
(Address of principal executive offices)			(Zip Code)
(360) 943-1500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12 (b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, no par value	HFWA	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers, Completion of Acquisition or Disposition of Assets

Heritage Financial Corporation, Olympia, Washington (“Heritage”), the parent company of Heritage Bank, issued a press release on May 29, 2020, announcing the retirement of David A. Spurling, its chief credit officer (“CCO”), and the appointment of Tony Chalfant as its successor CCO, with such transition effective July 1, 2020.

Tony Chalfant, age 58, has held the titles of senior vice president and deputy chief credit officer of Heritage Bank since 2019. Prior to this, Mr. Chalfant served as the regional credit officer of Heritage Bank, beginning in January 2018 when Heritage acquired Puget Sound Bank. Mr. Chalfant served as the chief credit officer for Puget Sound Bank for 13 years.

Mr. Chalfant does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Entry into new Employment Agreements.

On June 25, 2020, Heritage entered into a transitional retirement agreement with Mr. Spurling and a revised employment agreement with Mr. Chalfant.

A copy of each agreement is filed as Exhibits 10.1 and 10.2 hereto, and is incorporated by reference herein. The following summary of the agreements is qualified in its entirety by the full text of the agreements.

Transitional Retirement Agreement with Mr. Spurling.

On June 25, 2020, Heritage entered into a transitional retirement agreement with Mr. Spurling, effective August 1, 2020, in order to provide for the systematic succession and transition of his duties following the appointment of Mr. Chalfant as CCO, effective July 1, 2020. The agreement with Mr. Spurling provides for an employment period through January 31, 2021, which is Mr. Spurling’s planned retirement date. Mr. Spurling will serve as executive credit officer, a part-time position in which he will assist with the transition of CCO duties to Mr. Chalfant.

During the employment period, Mr. Spurling is entitled to an annual base salary at a rate of $142,711. Mr. Spurling is eligible to receive a performance-based annual incentive bonus for 2020, in accordance with Heritage’s annual incentive plan, and a contribution under the Heritage Financial Corporation Deferred Compensation Plan (the “Plan”) to his company contribution account for plan year 2020, provided that the amount of such bonus and company contribution will be based on the actual salary earned by Mr. Spurling during 2020, rather than the rate of annual base salary in effect at year-end. Mr. Spurling is ineligible to receive an incentive bonus for 2021 or company contribution to the Plan for 2021. Mr. Spurling will continue to vest in any outstanding equity awards through his retirement date, but will be ineligible to receive any future equity awards. In addition, Mr. Spurling is entitled to participate in any other employee benefit plans of Heritage, on as favorable a basis as other similarly situated part-time employees.

In the event Mr. Spurling is terminated by Heritage for any reason other than cause prior to the retirement date, Heritage’s obligation to make the payments described above will continue as if Mr. Spurling had remained employed through the retirement date. Such obligation shall cease if Heritage terminates Mr. Spurling for cause or if Mr. Spurling’s employment terminates due to death, disability or voluntarily resignation prior to the scheduled retirement date.

Mr. Spurling’s prior employment agreement was superseded and replaced in its entirety by the transitional retirement agreement; provided however, that certain provisions, including certain definitions and all of the restrictive covenants are incorporated by reference into the new agreement. The restrictive covenants prohibit the unauthorized disclosure of confidential information of Heritage by Mr. Spurling during and after his employment with Heritage, and prohibit Mr. Spurling from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason.

Revised Employment Agreement with Mr. Chalfant.

On June 25, 2020, Heritage entered into a new employment agreement with Mr. Chalfant as its Chief Credit Officer, effective July 1, 2020. The agreement has an initial term through June 30, 2023. The term of the agreement automatically extends for an additional year on July 1, 2021 and each July 1 thereafter, unless either party gives at least 90 days’ prior notice that the employment period will not be extended.

Mr. Chalfant’s employment agreement provides for an annual base salary of $284,820, which will be reviewed annually and may be increased, but not decreased, at the discretion of the Heritage board of directors. The agreement provides that Mr. Chalfant is eligible to receive a performance-based annual cash incentive bonus, in accordance with Heritage’s annual incentive plan, with a target opportunity of 35% of his annual base salary. In addition, Mr. Chalfant is entitled to participate in any other incentive or employee benefit plans of Heritage, on as favorable a basis as other similarly situated and performing senior executives. Mr. Chalfant also will receive a one-time award of restricted stock units with a grant date fair value equal to $150,000, to be governed by a separate agreement and the terms of Heritage’s equity plan then in effect.

The agreement provides for severance benefits in the event Mr. Chalfant’s employment is terminated by Heritage other than for cause and other than as a result of the executive’s death or disability, or if the employment is terminated by the executive for good reason (“Termination”). For a Termination during the term of the employment agreement that is not in connection with a change in control, Mr. Chalfant would be entitled to receive an amount equal to 100% of the sum of his base salary plus his three-year average annual bonus (“Base Compensation”), payable in monthly installments over a 24-month period. For a Termination in connection with a change in control, Mr. Chalfant would be entitled to receive a lump sum equal to 200% of his Base Compensation. In the event of a Termination, Mr. Chalfant and his eligible dependents would also be entitled to continued coverage under the medical and dental plans of Heritage at active employee rates for 12 months (18 months for a Termination in connection with a change in control). The employment agreement also provides for accelerated vesting of outstanding equity awards and any unvested Heritage contributions to the Plan in the event of a Termination.

All severance benefits under the employment agreement are contingent upon Mr. Chalfant’s execution and non-revocation of a general release and waiver of claims against Heritage. The agreement is subject to certain banking regulatory provisions and include a clawback provision should any severance payment require recapture under any applicable statute, law, regulation or regulatory interpretation or guidance. Further, the agreement provides for an automatic reduction of severance payments if the reduction would result in a better net-after-tax result for the executive after taking into account the impact of the golden parachute payment restrictions of Sections 280G and 4999 of the Internal Revenue Code.

The employment agreement contains restrictive covenants prohibiting the unauthorized disclosure of confidential information of Heritage by Mr. Chalfant during and after his employment with Heritage, and prohibiting the executive from competing with Heritage and from soliciting its employees or customers during employment and after termination of employment for any reason. The restrictive covenants apply for a period of 24 months following termination of employment for any reason, or for a period of 12 months if the termination is in connection with a change in control. The restrictive covenants will terminate on Mr. Chalfant’s final day of employment if Heritage delivers a notice of non-renewal of the agreement and then terminates his employment upon or following the expiration of the agreement term.

Deferred Compensation Plan Participation Agreement for Mr. Chalfant

On June 25, 2020, in connection with entering into the above employment agreement, Heritage entered into a participation agreement with Mr. Chalfant under the Plan. The participation agreement has an effective date of July 1, 2020 and provides that the Company may make contributions under the Plan to Mr. Chalfant’s company contribution account for plan years 2020 through and including 2022. Any contribution to Mr. Chalfant’s company contribution account is contingent upon achievement of the performance metrics set forth in the participation agreement. At July 1, 2020, Mr. Chalfant’s company contribution account will be 10% vested; an additional 15% will become vested on each of July 1, 2021 and July 1, 2022; and an additional 20% will become vested on each of July 1, 2023, July 1, 2024, and July 1, 2025, so that as of July 1, 2025, Mr. Chalfant’s company contribution account will be fully vested. Mr. Chalfant’s account will become fully vested upon a change in control of the Company or upon Mr. Chalfant’s disability or death. Distribution of the vested portion of Mr. Chalfant’s account is scheduled to commence upon the later to occur of his attainment of age 65 or his separation from service other than due to disability or death, and will be completed in 24 monthly installments. Mr. Chalfant’s account would be paid earlier in a lump sum upon a separation from service following a change in control or in the event of Mr. Chalfant’s death or disability.

The foregoing description of the participation agreement for Mr. Chalfant is qualified in its entirety by reference to the participation agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference, and the full terms of the Plan, which was filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 7, 2012.

Item 5.03 Amendments to Articles of Incorporation or Bylaws

On June 25, 2020, the Board of Directors of Heritage Financial Corporation (the "Company"), approved the amended and restated bylaws of the Company. The bylaws were amended for general updates and section 9 was removed as it is not longer applicable. A complete copy of the Company's current bylaws is attached to this report as Exhibit 3.3.

Item 9.01 Financial Statements and Exhibits (d) Exhibits

The following exhibits are being furnished herewith and this list shall constitute the exhibit index:

3.3    Amended and Restated Bylaws of the Company
10.1    Chalfant Employment Agreement
10.2    Spurling Employment Agreement
10.3    Chalfant Deferred Compensation Plan Participation Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE FINANCIAL CORPORATION

Date:
June 30, 2020	/S/ JEFFREY J. DEUEL
Jeffrey J. Deuel
President and Chief Executive Officer
(Duly Authorized Officer)